Exhibit 10.11

EXECUTION VERSION

SOURCING AGREEMENT

THIS SOURCING AGREEMENT (this “Agreement”) is entered into as of this 28th day of September, 2009 (the “Effective Date”), by and between Hyatt Corporation, a Delaware corporation (“Hyatt”), and Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Owner”).

RECITALS:

A. Hyatt and certain of its affiliates manage, and in certain cases franchise, hotel and resort properties under the following brands: “Park Hyatt,” “Grand Hyatt,” “Hyatt Regency,” “Hyatt”, “Andaz”, “Hyatt Place” and “Hyatt Summerfield Suites” (each a “Hyatt Brand”).

B. Owner is in the process of raising capital for the purpose of acquiring and investing in upper upscale, full-service hotel and resort properties located in major business, convention and airport markets in the United States, as well as certain high-end select service hotels in urban settings or unique locations in the United States.

C. Owner desires to establish a relationship with Hyatt whereby hotel and resort properties acquired by Owner or its affiliates, whether or not described in Recital B above, may be managed or franchised by Hyatt or one of its affiliates under one of the Hyatt Brands.

D. Hyatt (i) desires to manage or franchise additional hotels and/or resorts under the Hyatt Brands and (ii) may, in its sole discretion, refer certain hotel and/or resort property acquisition opportunities to Owner in furtherance of Hyatt’s management and franchise objectives.

E. Each of Hyatt and Owner believe that (i) a relationship between them will further the goals and interests of each of them and (ii) it is in the best interests of each of them that the terms of the relationship between them remain flexible in nature.

In consideration of the foregoing, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to promote their mutual and joint interests, Owner and Hyatt hereby agree as follows:

1. Agreement. Commencing with the date that Owner consummates a public offering of its equity securities on Form S-l 1 filed with the Securities and Exchange Commission and for a period of three years thereafter (the “Term”), Owner will provide Hyatt with notice of (a “Notice”) and an exclusive right of first offer to manage or franchise each hotel and/or resort property that Owner acquires or proposes to acquire to the extent such properties are, or during the Term become, free of brand management or franchise arrangements and Owner determines in its sole discretion to brand such property, whether with a Hyatt Brand or any other brand (each, a “Target Asset”). Each Notice shall provide detailed information regarding the Target Asset and all due diligence information reasonably necessary and in Owner’s possession (or to which Owner has access) to afford Hyatt the opportunity to assess whether Hyatt wants to pursue a management or franchise arrangement with respect to the relevant Target Asset (each, an “Opportunity”). Hyatt will have five business days from the date it receives a Notice and a complete due diligence package with respect to an Opportunity to advise Owner if Hyatt elects to pursue an Opportunity. If Hyatt fails to respond within such five business day period, Hyatt will be deemed to have rejected the Opportunity. The parties acknowledge that, in certain circumstances where Hyatt determines in its sole discretion to be in its interests to do so, Hyatt may refer acquisition opportunities in respect of Target Assets to Owner. If Hyatt notifies Owner that it is interested in pursuing an Opportunity within such five business day period (which notification may be delivered by e-mail and shall be effective upon transmission to an officer of Owner), then Hyatt and Owner will work together in good faith to complete customary due diligence and negotiate and execute a management agreement or a franchise agreement, as the case may be, under a Hyatt Brand, for the relevant Target Asset, such management agreement or franchise agreement, as the case may be, will be effective upon the acquisition of the relevant Target Asset, or such other date as may be agreed upon by Hyatt and Owner. Hyatt and Owner agree that substantially all of the customary commercial terms with respect to the (a) management of a Target Asset have been agreed and will be set forth as soon as practicable in a form management agreement reasonably satisfactory to the parties (the “Form MA”) and (b) franchise of a Target Asset have been agreed and will be set forth as soon as practicable in a form franchise agreement reasonably satisfactory to the parties (the “Form FA”). Hyatt and Owner will work together in good faith to finalize the portions of the Form MA or Form FA, as the case may be, that are unique to each Target Asset, including, as applicable and without limitation, a property improvement plan, area of protection, and competitive set for performance test criteria. If, after diligent, good faith efforts to finalize negotiation of a management agreement (based on the Form MA) or franchise agreement (based on the Form FA), as the case may be, with respect to a Target Asset, Hyatt and Owner are unable to reach agreement, then Owner will be free to pursue alternative management or franchise arrangements for such Target Asset.

2. Representations and Warranties of Owner. Owner represents and warrants to Hyatt as follows as of the Effective Date:

(a) Owner has been duly formed, is validly existing and is in good standing in the State of Maryland and has been duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business so requires. Owner has all the requisite power and authority to enter into and comply with its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby are within the power of Owner and have been duly authorized by all necessary action of Owner. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Owner, the valid and binding obligations of Owner, enforceable against Owner in accordance with their respective terms.

(c) The execution, delivery and performance of this Agreement by Owner (and any other document and instrument required hereby to which Owner is a party) does not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of any agreement, document or instrument to which Owner is a party or by which Owner is bound.

(d) There is no suit, action, investigation or proceeding pending or, to the knowledge of Owner, threatened against or affecting Owner, which, if adversely determined, would have an adverse effect on Owner’s ability to comply with the terms or provisions of this Agreement or any of the other documents and instruments required hereby to which Owner is a party.

3. Representations and Warranties of Hyatt. Hyatt represents and warrants to Owner as follows as of the Effective Date:

(a) Hyatt has been duly incorporated, is validly existing and is in good standing in the State of Delaware and has been duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business so requires. Hyatt has all the requisite power and authority to enter into and comply with its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby are within the power of Hyatt and have been duly authorized by all necessary action of Hyatt. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Hyatt, the valid and binding obligations of Hyatt, enforceable against Hyatt in accordance with their respective terms.

(c) The execution, delivery and performance of this Agreement by Hyatt (and any other document and instrument required hereby to which Hyatt is a party) does not and will not conflict with or violate or result in a breach of the terms, conditions or provisions of any agreement, document or instrument to which Hyatt is a party or by which Hyatt is bound.

(d) There is no suit, action, investigation or proceeding pending or, to the knowledge of Hyatt, threatened against or affecting Hyatt, which, if adversely determined, would have an adverse effect on Hyatt’s ability to comply with the terms or provisions of this Agreement or any of the other documents and instruments required hereby to which Hyatt is a party.

4. Default. If either party breaches this Agreement, the non-breaching party’s sole remedies are to (a) seek injunctive relief or specific performance or (b) terminate this agreement. In the event a party seeks injunctive relief or specific performance, (i) the breaching party will not resist such application for relief on the basis that the non-breaching party has an adequate remedy at law and (ii) each party agrees to waive any requirement for the securing or posting of any bond in connection with such relief.

5. Relationship. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Hyatt an agent, partner, sponsor, or joint venturer with Owner or as creating any similar relationship. Hyatt and Owner agree that notwithstanding any informal relationship, current intentions regarding business opportunities, or subsequent course of dealings, no legal relationship or obligation shall arise between Hyatt and Owner, other than the respective obligations described in Section 1 above, unless specified in an explicit written agreement between the two parties. Both Owner and Hyatt covenant and agree that they will not make any contrary assertion, contention, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Hyatt and Owner.

6. No Representation. In entering into this Agreement, Hyatt and Owner acknowledge that neither Hyatt nor Owner has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter with respect to the subject matter of this Agreement and that Hyatt and Owner understand that no guarantee is made to the other as to any specific amount of income to be received by Hyatt or Owner or as to the future financial success of any hotel.

7. Miscellaneous Provisions.

7.1 Further Assurances. Owner and Hyatt shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

7.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Owner, its permitted successors and assigns, and shall be binding upon and inure to the benefit of Hyatt, its successors and assigns. Neither party may assign any rights under this Agreement to any person except to a wholly-owned subsidiary which will be bound by each and every term and condition of this Agreement, and no such assignment shall relieve either party of any duty or obligation hereunder.

7.3 Governing Law. This Agreement is executed pursuant to, and shall be construed under and governed exclusively by, the internal laws of the State of Illinois.

7.4 Jurisdiction. Each party hereby expressly and irrevocably submits itself to the non-exclusive jurisdiction of the federal or the state courts of the State of Illinois.

7.5 Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written instrument executed by Owner and Hyatt.

7.6 Partial Invalidity. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.7 Interpretation. No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.

7.9 Notices. Except as expressly set forth in Section 1 above with respect to notification from Hyatt, any notice, statement or demand required to be given under this Agreement shall be in writing and be, and at the option of the party giving notice, (i) personally delivered (including delivery by a recognized overnight courier service), (ii) transmitted by postage prepaid certified mail addressed or (iii) transmitted by facsimile, as follows:

To Owner:

Chesapeake Lodging Trust

710 Route 46 East

Fairfield, NJ 07004

Facsimile: (201) 599-0527

Attention: Chief Financial Officer

To Hyatt:

Hyatt Corporation

71 South Wacker Drive, 12th Floor

Chicago, IL 60606

Facsimile: (312) 780-5282

Attention: Global Head, Real Estate and Development

With a copy to:

Hyatt Hotels Corporation

71 South Wacker Drive, 12th Floor

Chicago, IL 60606

Facsimile: (312) 780-5282

Attention: General Counsel

or to such other addresses as Hyatt or Owner shall designate in the manner herein provided. Any such notice shall be deemed to have been given on (x) the date of receipt by the party to which such notice is addressed at the designated address if delivered personally to the party to which such notice was addressed, or (y) the day three (3) days after it shall have been posted if transmitted by certified mail, whichever shall first occur, but the time period for any response thereto or action in connection therewith shall not commence to run until actual receipt by any employee of the recipient at the designated address or rejection or inability to deliver such notice. Owner and Hyatt each agree that upon giving of any notice, it shall use its best efforts to advise the other by telephone that a notice has been sent hereunder. Such telephonic advice shall not, however, be a condition to the effectiveness of notice hereunder.

7.10 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof and they supersede, merge, and render void every other prior written and/or oral understanding or agreement among or between the parties hereto.

7.11 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.12 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Owner, on one hand, and Hyatt, on the other hand, shall pay the costs, fees and expenses incident to its negotiation, preparation, execution, delivery and performance hereof, including the fees and expenses of its counsel, accountants, advisors and other representatives.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

HYATT:

HYATT CORPORATION

By:	/s/ H. Charles Floyd
	Name:	H. Charles Floyd
	Title:	Exec. V. P.-North America Operation

OWNER:

CHESAPEAKE LODGING TRUST

By:	/s/ Douglas Vicari
	Name:	Douglas Vicari
	Title:	Chief Financial Officer